Exhibit 8(b)(1)

                             SUBCUSTODIAN AGREEMENT

                                     between

                              IRVING TRUST COMPANY

                                       and

                       STATE STREET BANK AND TRUST COMPANY

                             Sub-Custodian Agreement

      State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (hereinafter called "State Street") hereby appoints Irving Trust Company, a New York banking corporation, having its principal place of business at One Wall Street, New York, New York 10015, (hereinafter called the "Sub-Custodian") to serve as Sub-Custodian and to hold such securities as State Street may designate on behalf of and upon the instructions of any entity listed on Exhibit A attached hereto (the "Funds") for which State Street is Custodian, subject to the terms and conditions set forth herein.

1.    Representation by Sub-Custodian.

      The Sub-Custodian hereby represents that it is qualified to act as custodian for a registered investment company under the Investment Company Act of 1940, as amended, and that it has aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than $25,000,000.

2.    Custodial Services.

      The Sub-Custodian shall hold in an account securities registered in the name of the Sub-Custodian's nominee (the "Account") and owned by the Fund. Such securities shall be designated by State Street upon instructions of the Funds and shall consist of bonds of any issue that (a) are tax exempt, (b) incorporate a daily adjustable interest rate that is convertible to interest rates determinable on a variable or a fixed rate basis, (c) entitle the owners of such securities to have such securities purchased on behalf of the issuer thereof on a daily basis or at certain other specified times and (d) require the services of a custodian to establish a book-entry system similar to that set forth in the Master Custody Agreement between Salomon Brothers Inc. and Irving Trust Company as defined in paragraph 11 hereof. Such securities may be commingled with other securities of the same issue or with other securities held in a fiduciary or custodial capacity but shall be physically segregated from all securities held in the Sub-Custodian's individual capacity or for its account. Subject to paragraph 11 hereof, the Sub-Custodian shall release and deliver such securities only upon receipt of instructions from State Street.

      The Sub-Custodian shall collect on a timely basis, and credit to the Fund's Sub-Custodial account, all income and other payments with respect to securities held under this Agreement to which the Fund is entitled by law and shall notify State Street of any income or other payments that are not collected within a reasonable time after they become payable. Payments of income are to be made by wire advice to the account of such Fund as specified on Exhibit A.

      The Sub-Custodian shall at no time supervise the investment of, or advise or make any recommendations for the sale, purchase or other disposition of securities held under this Agreement. All purchase and sale transactions shall be carried out by the

Sub-Custodian only as State Street may instruct pursuant to paragraph 3 hereof.

3.    Instructions.

      Subject to paragraph 11, instructions furnished by State Street to the Sub-Custodian with respect to securities held by the Sub-Custodian under this Agreement shall be signed by such officer or officers of State Street as are designated from time to time by State Street; provided, however, that the Sub-Custodian is authorized to accept and act upon orders from State Street, whether given orally, by telephone or otherwise, which the Sub-Custodian reasonably believes to be given by an authorized person. State Street shall confirm such orders in writing. The Sub-Custodian shall use the same care with respect to the receiving, safekeeping, handling and delivering of securities held under this Agreement as it uses in respect of its own similar securities, but it need not maintain any special insurance for the benefit of State Street or the Funds. The Sub-Custodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the Sub-Custodian's part. State Street shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on State Street's part. The Sub-Custodian shall have no authority to select any broker or similar agent used to effect the purchase and sale of securities.

4.    Ownership Certificates for Tax Purposes.

      The Sub-Custodian shall execute, as custodian, any necessary declarations or certificates of ownership required under any tax law now or hereafter in effect. State Street agrees to be responsible for and indemnify the Sub-Custodian and any nominee in whose name securities under this Agreement are registered from and against all loss, liability, claims and demands incurred by the Sub-Custodian in connection with actions taken hereunder and any expenses, taxes or other charges which it is required to pay in connection therewith.

5.    Reports by Sub-Custodian's Independent Public Accountants.

      The Sub-Custodian shall provide State Street, upon request, with any quarterly or annual reports prepared in the normal course of business of the Sub-Custodian by the Sub-Custodian's independent public accountants on the accounting system, internal accounting controls and procedures for safeguarding securities relating to the services provided by the Sub-Custodian under this Agreement.

6.    Compensation of Sub-Custodian.

      The Sub-Custodian shall be entitled to reasonable compensation for its services and expenses as Sub-Custodian, as agreed upon in writing from time to time by and between the Sub-Custodian and State Street.

7.    Effective Period, Termination and Amendment.

      (a) This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided. This Agreement may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however, that State Street may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Sub-Custodian by the Federal Reserve Board or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

      Upon termination of this Agreement, the Sub-Custodian shall promptly deliver to State Street in person or by registered mail all property then held by the Sub-Custodian under this Agreement.

      (b) This Agreement may be amended at any time by mutual agreement of the parties hereto; provided, however, that this Agreement shall not be amended or terminated in contravention of any applicable federal or state regulations or any provision of the custodial agreements entered into between State Street and the separate Funds; and provided, further, that no such amendment shall be effective as to any Funds unless State Street confirms that it has received such Fund's consent to such amendment.

8.    Interpretive and Additional Provisions.

      In connection with the operation of this Agreement, the Sub-Custodian and State Street may from time to time agree in writing on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, which shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the custodian agreements entered into between State Street and the separate Funds. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

9.    New York Law to Apply.

      This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

10.   Communications Received by the Sub-Custodian.

      The Sub-Custodian shall promptly transmit to State Street all communications it receives concerning the securities it holds under this Agreement and shall furnish statements of account in such manner and frequency as the Sub-Custodian and State Street shall agree.

      All communications required or permitted to be given under this Agreement shall be in writing (including telex or telegraph) unless expressly provided otherwise, and addressed as follows:

      (a) If to the Sub-Custodian: Irving Trust Company
                                   One Wall Street
                                   New York, New York  10015
                                   Attn: Corporate Trust Dept.

      (b) If to State Street: State Street Bank & Trust Company
                              Mutual Fund Services
                              P.O. Box 1713
                              Boston, MA  02105
                              Attention: Mark White, AVP

11. Acknowledgement and Consent to Custody Agreement.

      State Street acknowledges that Salomon Brothers Inc. has been appointed remarketing agent (the "Remarketing Agent") for the securities held in custody pursuant to this Agreement and that the Remarketing Agent and Irving Trust Company, as custodian, (the "Custodian") have entered into a Master Custody Agreement dated as of August 1, 1984, as supplemented, the ("Custody Agreement") for the benefit of the owners of the securities held in custody pursuant to this Agreement to promote the transfer of the securities remarketed by the Remarketing Agent through a book-entry system maintained by the Custodian. State Street has received copies of the Custody Agreement and all supplements thereto and the Custodian agrees to furnish State Street on a timely basis copies of all amendments thereto. For purposes of the Custody Agreement, State Street, as custodian for the Funds, shall be deemed to be the beneficial owner of any securities owned by the Funds. In the event of the appointment of a successor to the Custodian as custodian pursuant to Section 8.4 of the Custody Agreement, the Custodian shall present all the securities pursuant to this Agreement to the trustee for the securities in its custody for registration in the name of and delivery to State Street unless State Street shall otherwise instruct the Custodian. State Street consents in all respects to be bound by the terms of the Custody Agreement. If there is a conflict between the terms of this Agreement and any amendment to the Custody Agreement pursuant to Section 8.2 thereof and any of the following portions of the Custody Agreement, the terms of this Agreement shall govern:

      (a) the provisions concerning instructions in paragraph 2 of Section 2.2, Section 3.1(b), Section 5.1, and Section 8.1;

      (b) the provisions concerning the duties of the Custodian in Section 7.1; and

      (c) the provisions concerning the resignation or removal of the Custodian, the appointment of a successor to the Custodian as custodian and the termination of the Custody Agreement, in Section 8.3, Section 8.4 and Section 8.5, respectively.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed this 25th day of November, 1985.


ATTEST:                           IRVING TRUST COMPANY


/s/ [ILLEGIBLE]                   BY:  /s/ [ILLEGIBLE]
-----------------------                -----------------------------
ASSISTANT SECRETARY                    Title: Vice President


ATTEST:                           STATE STREET BANK AND TRUST COMPANY


/s/ [ILLEGIBLE]                   BY: /s/ [ILLEGIBLE]
-----------------------                -----------------------------
Assistant Secretary                       Vice President

                                    EXHIBIT A

                                                 Account Location
                                                 Name and No. for
                                                 receipt of funds
                                                 pursuant to
                                                 Section 2 of this
Name of Fund                                     Agreement

Scudder California Tax Free Fund
Scudder Managed Municipal Bonds
Scudder New York Tax Free Fund                   State Street Bank and
Scudder Tax Free Money Fund                       Trust Company
Scudder Tax Free Target Fund                     Mutual Fund Services
                                                 Attn: Mark White, AVP

      Each of the above Funds has furnished State Street with appropriate resolutions authorizing State Street to enter into and act in accordance with the terms of this Agreement, such resolutions to be reviewed at least annually. Such resolutions also expressly acknowledge and consent to the provisions of
Section 11 of this Agreement.